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                                                                      Exhibit 21

Subsidiaries

Seminis Vegetable Seeds, Inc., a corporation organized under the laws of the State of California

Peto International, Inc., a corporation organized under the laws of the State of California

Incotec, Inc., a corporation organized under the laws of the State of California

SVS Holland, B.V., a corporation organized under the laws of Holland

SVS Europe, B.V., a corporation organized under the laws of Holland

Asgrow Italia Vegetable Seeds, S.r.L., organized under the laws of Italy

Peto Italiana, S.r.L., an entity organized under the laws of Italy

Royal Sluis Italia, S.r.L., an entity organized under the laws of Italy

Hungnong Seed Co., Ltd., an entity organized under the laws of the Republic of South Korea

Choong Ang Seed Co., Ltd., an entity organized under the laws of the Republic of South Korea

Seminis Vegetable Seeds Iberica, S.A., a corporation organized under the laws of Spain


Asgrow Spain, S.r.L., an entity organized under the laws of Spain

A.V. Seeds Iberica, S.L., an entity organized under the laws of Spain

Petoseed Iberica Montornes, S.L., an entity organized under the laws of Spain

Royal Sluis Seeds Iberica, S.L., an entity organized under the laws of Spain

Seminis Vegetable Seeds Mexicana, S. de R.L. de C.V., an entity organized under the laws of Mexico

MBS, Inc., a corporation organized under the laws of the State of Iowa

Semillas Seminis SudAmerica LTDA., an entity organized under the laws of Chile

Bruinsma Seeds B.V., a corporation organized under the laws of Holland

SVS Mexicana S.A. de C.V., an entity organized under the laws of Mexico

Peto Mexico International, S.A. de C.V., an entity organized under the laws of Mexico

Asgrow Hortalizas, S.A. de C.V., an entity organized under the laws of Mexico